Exhibit 10.4
DOLLAR TREE, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(STANDARD)

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is effective as of the “Date of Grant” specified in the accompanying Notice of Grant, by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”) and the “Grantee” as defined in the Notice of Grant.
W I T N E S S E T H:
    The 2021 Dollar Tree, Inc. Omnibus Incentive Plan (the “Plan”) provides for the grant of Restricted Stock Units in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that it is in the best interest of the Company and its shareholders to issue an Award of Restricted Stock Units to the Grantee. Capitalized terms used in this Agreement and not otherwise defined herein or in the Notice of Grant have the meanings set forth in the Plan.
1.    RESTRICTED STOCK UNITS. The Company hereby grants the Grantee the number of Restricted Stock Units as set forth in the Notice of Grant subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant. Each vested Restricted Stock Unit shall represent the right of the Grantee to receive one share of the Company’s Stock or the cash equivalent of the Fair Market Value of one share of the Company’s Stock determined on the applicable vesting date (or if the applicable vesting date is not a business day, then on the first business day preceding the applicable vesting date). Except as otherwise provided herein, the Restricted Stock Units will be settled by issuance of shares of Stock, or payment will be made, as soon as practicable after the date the Vesting Criteria set forth in the Notice of Grant are satisfied or deemed satisfied hereunder, but in no event later than the last day of the fiscal year in which such Vesting Criteria are satisfied or deemed satisfied hereunder.
2.    VESTING AND TRANSFER RESTRICTIONS OF RESTRICTED STOCK UNITS. The Restricted Stock Units shall become vested, if at all, and the restrictions described in Sections 2.1 and 2.2 shall lapse, as the Vesting Criteria set forth in the Notice of Grant are satisfied.
2.1.    Termination of Employment. In the event of Grantee’s Termination of Employment with all Member Companies for any reason other than death, Disability (as defined in Section 3.1 of this Agreement) or Retirement (as defined in Section 3.3 of this Agreement) prior to the satisfaction of the Vesting Criteria, then the unvested Restricted Stock Units shall be forfeited as of the date of such Termination of Employment. For purposes of this Agreement, “Termination of Employment” shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) and “Member Company” shall mean a “service recipient” as defined in Treasury Regulation § 1.409A-1(h)(3).
2.2.    Transfer Restrictions. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, other than by will or by the laws of descent or distribution, and the provisions of this Agreement, the Plan and the Notice of Grant shall be binding upon the executors, administrators, heirs, and successors of the Grantee. Any levy of any execution, attachment or similar process upon the Restricted Stock

Units, shall be null, void and without effect. Notwithstanding the foregoing, Grantee may designate one or more beneficiaries for receipt of the shares of Stock subject to this Award by delivering a beneficiary designation form to the Company. A beneficiary designation will not become effective unless it is made on the form approved by the Company and is received by the Company prior to the Grantee’s death.
2.3.    Change in Control. In the event of a Change in Control, Section 14 of the Plan shall apply to the Restricted Stock Units and the Committee may take such actions as it deems appropriate pursuant to the Plan, including exercising its discretion to accelerate, in whole or in part, satisfaction of the Vesting Criteria in the Notice of Grant. In the event that within twenty-four (24) months of a Change in Control, the Grantee has an involuntary Termination of Employment not for Cause or a voluntary Termination of Employment for Good Reason, then the Grantee’s unvested Restricted Stock Units will immediately vest in full. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following events without the consent of the Grantee:
[Officers: (a) a material decrease in the Grantee’s base salary in effect immediately before the Change in Control, (b) a material decrease in Grantee’s annual target bonus in effect immediately before the Change in Control, (c) a material adverse change in the Grantee’s duties or responsibilities with the Company from those in effect immediately prior to the Change in Control or (d) a relocation of the Grantee’s office where he or she is principally employed to an office that is located more than 50 miles from the place where the Grantee was primarily employed by the Company immediately before the Change in Control.]
[Non-Officers: (a) a material decrease in the Grantee’s base salary in effect immediately before the Change in Control, (b) a material decrease in Grantee’s annual target bonus in effect immediately before the Change in Control or (c) a relocation of the Grantee’s principal place of employment to a place of employment that is more than 50 miles from the Grantee’s principal place of employment immediately prior to the Change in Control.]
Notwithstanding the above, an event shall not constitute Good Reason unless it is communicated in writing by Grantee to the Company, or any successor company, within ninety (90) days of the occurrence of the event and the Company, or any successor company, shall have 30 days to remedy the condition and avoid the immediate vesting of Grantee’s unvested Restricted Stock Units.
Notwithstanding any other provision of this Agreement, in the event the Committee exercises discretion to accelerate satisfaction of Vesting Criteria in the event of a Change in Control, then to the extent required for compliance with Code Section 409A, settlement shall nonetheless be made on the earlier of (i) the respective vesting date for the applicable number of Restricted Stock Units specified in the Notice of Grant or (ii) the Grantee’s Termination of Employment.
2.4.    Dividends. No cash dividends shall be paid on the Restricted Stock Units.
2.5.    Adjustments for Recapitalizations. In the event of a Transaction (as defined in Section 4.4 of the Plan), the Restricted Stock Units shall be adjusted as set forth in Section 4.4 of the Plan and any additional securities or other consideration received pursuant to such adjustment shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such securities or other consideration has been distributed.
3.    DEATH, DISABILITY, OR RETIREMENT OF GRANTEE.
3.1.    Effect of Disability. In the event of Grantee’s Termination of Employment due to Disability prior to an applicable vesting date for the Restricted Stock Units, the Vesting Criteria in the Notice of Grant shall be deemed satisfied. For purposes of this Agreement, “Disability” shall mean the Grantee has been determined to be disabled under the long-term disability insurance policy of the Company or the Company determines that a qualified medical professional has opined that the grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
3.2.    Death of Grantee.   In the event of the death of the Grantee, the Vesting Criteria in the Notice of Grant shall be deemed satisfied.
3.3.    Retirement. In the event of the Grantee’s Retirement, the Vesting Criteria in the Notice of Grant shall be deemed satisfied. For purposes of this Agreement, “Retirement” shall mean Grantee’s Termination of Employment on or after the date the Grantee attains the age of fifty-nine and a half (59 ½) following at least seven (7) years of Service excluding, however, a Termination of Employment for Cause even if the Grantee is otherwise eligible for Retirement.
4.    SHAREHOLDER RIGHTS. This Award of Restricted Stock Units does not entitle the Grantee to any rights as a shareholder of the Company unless and until the shares of Stock underlying the Award have been issued to the Grantee by registry in book-entry form with the Company.
5.    ISSUANCE OF SHARES. To the extent the Committee does not elect to settle the Restricted Stock Units in cash, the Company will issue the shares of Stock subject to the Restricted Stock Units as non-certificated shares in book-entry form registered in Grantee’s name. The purchase price of the shares of Stock is the Grantee’s Service to the Company during the vesting periods. The obligation of the Company to deliver shares of Stock upon the vesting of the Restricted Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant state and federal securities laws and regulations and the rules of any applicable stock exchange.
6.    CODE SECTION 409A. To the extent this Agreement provides for a deferral of compensation subject to Code Section 409A and the regulations promulgated thereunder, this Agreement is intended to and shall be interpreted and administered as necessary to comply with Code Section 409A. All payments made under this Agreement will be treated as separate payments and will not be aggregated with any other payment for purposes of Code Section 409A and the exemptions therefrom. Notwithstanding any other provision of this Agreement to the contrary, and solely to the extent required by Code Section 409A, in the event that Grantee is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder on the date of Grantee’s Termination of Employment, then amounts payable under this Award due to Grantee’s Termination of Employment (other than for death) shall be accumulated and paid without interest to the Grantee on the first business day of the seventh month following the date of the Grantee’s Termination of Employment.
7.    TAXES; WITHHOLDING OBLIGATION.
7.1.    Generally. Grantee shall be ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action a Member Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Member Companies make no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of shares of Stock issuable pursuant to the Award. Neither the Company nor any Member Company is committed or under any obligation to structure the Award to reduce or eliminate Grantee’s tax liability.
7.2.    Payment of Withholding Taxes. The Company shall deduct from the shares of Stock issuable to the Grantee upon the settlement of the Award a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the tax withholding obligations thereon of the Member Companies. Upon the settlement of the Award, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to the Grantee upon the settlement of the Award. The Fair Market Value of any shares of Stock withheld or cancelled under this Section 7.2 shall not exceed the amount determined by the minimum statutory withholding rates for each applicable tax jurisdiction. If and to the extent the Company settles all or a portion of the Award in cash, it shall withhold from that cash portion an amount equal to the tax withholding obligations thereon of the Member Companies.
8.    NO EMPLOYMENT RIGHTS.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of a Member Company to terminate Grantee’s employment for any reason, with or without Cause.
9.    MISCELLANEOUS.
9.1.    Governing Law; Jurisdiction and Venue.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof. The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings or other proceedings between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement, except to the extent of proceedings required to be brought in accordance with any arbitration agreement between the parties, and the parties to this Agreement hereby consent to the jurisdiction of such courts.
9.2.    Entire Agreement; Enforcement of Rights.
9.2.1.    The Plan and the Notice of Grant are hereby incorporated by reference in this Agreement.  This Agreement (including the Plan and the Notice of Grant) sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement.  In the event of a conflict between this Agreement and the Plan, the terms of the Plan control. A copy of the Plan may be obtained from the Chief Human Resources Officer of the Company (or such other party as the Company may designate). This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
9.2.2.    The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Any action or proceeding to enforce this Agreement shall be brought in accordance with the requirements of any arbitration agreement between the parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach of any of the covenants in this Agreement in the state or federal courts located in Norfolk, Virginia.
9.3.    Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
9.4.    Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax, or twenty-four

(24) hours after being delivered to a reliable overnight courier service for overnight delivery (with delivery costs prepaid), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.
9.5.    Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.  The rights and obligations of Grantee under this Agreement may only be assigned with the prior written consent of the Company.
9.6.    Disclosure of Information. In the event the Committee determines that the Grantee has materially violated the provisions of this Section 9.6, the Grantee shall immediately forfeit all unvested Restricted Stock Units. The Grantee recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Grantee’s duties. The Grantee will not, before or after his date of Termination of Employment, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Grantee make use of such Confidential Information for the Grantee’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Grantee’s date of Termination of Employment; provided that this prohibition shall not apply after the Grantee’s date of Termination of Employment to Confidential Information that has become publicly known through no action of the Grantee. The Grantee shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Grantee or coming into his or her possession, and shall deliver the same to the Company on the date of Termination of Employment or, on demand of the Company, at any earlier time.
9.7.    Claw-back. The Grantee acknowledges and agrees that this Award of Restricted Stock Units is subject to the provisions of Section 19.1 of the Plan, “Forfeiture Events; Recoupment,” and to the provisions of any claw-back or similar policy implemented by the Company, whether before or after the Date of Grant.